Exhibit 10.4

January 2009

TENNESSEE VALLEY AUTHORITY
EXECUTIVE LONG-TERM INCENTIVE PLAN

PURPOSE

The Executive Long-Term Incentive Plan (“ELTIP” or “Plan”) is designed to provide Manager/Specialist employees in “especially critical” positions with incentive opportunities based on successful achievement of established financial and/or operational goals measured over a multi-year period.  The Plan, in conjunction with salary, annual incentive compensation, and long-term deferred compensation, provides total direct compensation opportunities similar to those found at competing companies.

PARTICIPATION

Participation is limited to “especially critical” positions that have the ability to directly impact TVA’s long-term strategic objectives.  The Board of Directors, the Chief Executive Officer (“CEO”), or their delegatees, approve the Participants in the Plan in accordance with then existing delegations of authority.

PERFORMANCE CYCLE

Each performance cycle extends for a period of three consecutive fiscal years.

A new performance cycle begins at the start of each TVA fiscal year (October 1).

An example of the three-year performance cycle with overlapping cycles is illustrated below:

Performance Cycle	FY 2008	FY 2009	FY 2010	FY 2011	FY 2012

1 - FY08
2 - FY09
3 - FY10

PERFORMANCE MEASURES AND GOALS

The Plan incorporates the use of Performance Measures that focus primarily on the achievement of TVA’s long-term financial and/or operational goals.  Performance Measures and Goals are measured over the three-year period of the performance cycle.

Performance Measures, Performance Measure weighting, and the identification of Performance Goals for each Performance Measure, will be established for each performance cycle in accordance with reservations and delegations of authority under the TVA Compensation Plan and communicated in administration of the Plan by the Vice President, Human Resources.

ELTIP INCENTIVE OPPORTUNITY

ELTIP Incentive Opportunities for each Participant are established based on market data, level of responsibility, and relationship with other TVA positions in order to ensure a consistent approach among TVA organizations.  ELTIP Incentive Opportunities under the Plan are designed to align each Participant’s Total Direct Compensation with relevant labor market practices.

The basis of a target award opportunity is a percentage of the Participant’s salary, which is established based on the Participant’s position within TVA.

AWARD DETERMINATION

ELTIP Awards are based on achieved level of performance compared to the established Performance Measures and Goals over the Performance Cycle and the ELTIP Incentive Opportunity for each Participant calculated as follows:

ELTIP Award	=	Salary	x	ELTIP Incentive	x	Percent of Opportunity
				Opportunity		Achieved

ELTIP Awards are calculated based on Participants’ salaries at the end of the performance cycle.  Final ELTIP Awards for each Participant may be adjusted by the Board of Directors, the CEO, or other appropriate delegated officer based on the evaluation of the Participant’s individual achievements, peer group comparisons, and performance results over the Performance Cycle.  The maximum ELTIP Award allowed under this Plan is 150 percent of the ELTIP Incentive Opportunity for each Participant, unless a different maximum is approved by the Board of Directors or its delegatee.

AWARD ELIGIBILITY

A Participant must be a full-time employee at the end of the Performance Cycle in order to be eligible to receive an award.

Participants who have participated in the Plan for the entire Performance Cycle, or Participants who are not new TVA employees at the time they become participants in the Plan, will be eligible to receive a full award.

Except as set forth above, Participants who become participants in the Plan at a time other than the beginning of a Performance Cycle, and who are employed at the end of the Performance Cycle, will be eligible to receive a Prorated Award based on the number of full months he/she has been a Participant in the Performance Cycle.

Notwithstanding the above, if a Participant’s employment is terminated due to death or Disability, then the Participant will receive a Prorated Award for the Performance Cycle ending on September 30th following the date of termination of employment, but no other Performance Cycles.

PAYMENT OF AWARDS

ELTIP Awards are paid in a lump sum during the first quarter of the next fiscal year following each performance cycle but no later than March 15th of the next calendar year following the year in which the Awards are earned. All ELTIP Awards will be approved by the Board of Directors, the CEO, or other delegated officer prior to payment.

In the event a Participant’s employment is terminated due to death or Disability, the Prorated Award will be calculated assuming target achievement and paid either (i) by the last day of the first full calendar month following the receipt of proper proof of the Participant’s death, or (ii) within 90 days of termination of employment due to Disability.

DEFERRAL ELECTION OPTION

Performance-Based Compensation

Participants may be eligible to elect to defer all or a portion of any eligible ELTIP Award for a Performance Cycle to the TVA Deferred Compensation Plan under the following conditions:

•	Deferral election must be made on or before the date that is six (6) months before the end of the Performance Cycle;
•	The deferral must be made in 25% increments of the actual ELTIP Award and is irrevocable as of the date set forth above;
•	Deferred amounts will be paid out upon the Participant’s Separation from Service in either a lump sum or in 5 or 10 annual installments, as elected by the Participant; and
•	The Participant performs services at TVA continuously from the date the Participant’s performance criteria are established through the date a deferral election is made.

ELTIP Awards are eligible for deferral to the extent (i) they constitute “performance-based compensation,” as that term is defined in 26 CFR §1.409A-1(e) of the Internal Revenue Code section 409A final regulations, and (ii) the amount of the awards has not become readily ascertainable at the time of the deferral election.

First Year of Eligibility

Participants who become participants in the Plan at a time other than the beginning of the Performance Cycle may be eligible to elect to defer a portion of any eligible ELTIP Award for the Performance Cycle to the TVA Deferred Compensation Plan under the following conditions:

•	Deferral election must be made within thirty (30) days after the date the Participant becomes eligible to participate in the Plan;
•	The deferral election choices are 25%, 50% or 75% of the actual ELTIP Award, to the extent such choices are available to the Participant;
•	The deferral is irrevocable as of the date set forth above; and
•	Deferred amounts will be paid out upon the Participant’s Separation from Service in either a lump sum or in 5 or 10 annual installments, as elected by the Participant.

The amount of ELTIP Award eligible for deferral depends on the number of days remaining in the Performance Cycle after the date of the Participant’s election over the total number of days in the Performance Cycle as set forth in 26 CFR §1.409A-2(a)(7) of the Internal Revenue Code section 409A final regulations

PLAN ADMINISTRATION

ELTIP Incentive Opportunities, Performance Measures and Goals, and the results of the Performance Measures and Goals for each Participant are approved for each Performance Cycle in accordance with the TVA Compensation Plan and the delegations thereunder.

The Plan will be administered by the Vice President, Human Resources.  Corporate Human Resources will develop and interpret all rules for the administration of the Plan.

TERMINATION OR AMENDMENT OF THE PLAN

The Board of Directors, or its delegatee, may at any time modify, suspend, terminate, or amend the Plan in whole or in part.

COMPLIANCE WITH SECTION 409A
At all times, to the extent Internal Revenue Code section 409A and its implementing regulations (collectively, “Section 409A”) applies to amounts deferred under this Plan: (a) this Plan shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by the Board, or its delegatee, and the Participants shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (c) any provision in this Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in this Plan that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth herein.

DEFINITION OF TERMS

Disability	Term “disability” as defined in 26 CFR §1.409A-3(j)(4)(xii) of the Internal Revenue Code section 409A final regulations.

ELTIP Award	Actual dollar amount awarded to a Participant under the ELTIP.

ELTIP Incentive Opportunity	Award opportunity expressed as a percent of the Participant’s salary.

Especially Critical	A position that has the ability to significantly impact the long-term financial, and/or operational objectives critical to TVA’s overall success.

Participant	An officer or other Manager/Specialist employee in an Especially Critical position approved to be eligible to receive an award under the ELTIP.

Performance Cycle	The three-year period of time over which performance is measured for the purpose of awarding incentives.

Performance Goals	The long-term strategic goals established for each Performance Measure used to determine the ELTIP Award.

Performance Measures	The specific metrics used to measure performance.

Prorated Award	Method used to determine the ELTIP Award amount for an employee not eligible to receive a full award. Pro-ration is based on the number of full months of participation in a given Performance Cycle.

Separation from Service	Term “separation from service” as defined in 26 CFR §1.409A-1(h) of the Internal Revenue Code section 409A final regulations.

Total Direct Compensation	Term used by TVA that includes salary plus Annual Incentive Award plus ELTIP Award plus LTDCP annual credits.